Exhibit 1.2

EXECUTION VERSION

GLOBAL NET LEASE, INC.

AMENDMENT NO. 2 TO EQUITY DISTRIBUTION AGREEMENT

November 4, 2022

BMO Capital Markets Corp.

151 West 42nd Street, 32nd Floor

New York, New York 10036

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

KeyBanc Capital Markets Inc.

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Ladenburg Thalmann & Co. Inc.

640 5th Avenue, 4th Floor

New York, New York 10019

Barclays Capital Inc.

745 7th Avenue, 5th Floor

New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of December 13, 2019, as amended by Amendment No. 1 to Equity Distribution Agreement, effective as of August 6, 2021 (the “Agreement”), by and among Global Net Lease, Inc., a Maryland corporation (the “Company”), and Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and BMO Capital Markets Corp., B. Riley Securities, Inc., KeyBanc Capital Markets Inc., Ladenburg Thalmann & Co. Inc. and Barclays Capital Inc. (together with the Company and the Operating Partnership, the “Parties”) related to the issuance and sale of the Company’s 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, pursuant to the terms thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the foregoing, the Parties wish to amend the Agreement through this Amendment No. 2 to Equity Distribution Agreement (this “Amendment”) to modify the definition of certain defined terms set forth in the Agreement and used therein and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendments to the Agreement. The Parties hereby agree and acknowledge, from and after the Effective Date, that:

a.	The definition of the term “Shares” is hereby amended and restated to read as follows: “having an aggregate gross sales price of up to $170,000,000 (the “Shares”), which is in addition to the approximately $32,000,000 previously sold under the Company’s expiring registration statement on Form S-3 (No. 333-234631),”

b.	Clause (i) of Section 9(c) of the Agreement is hereby amended and restated to read as follows: “(i) the date that Shares having an aggregate gross sales price of $170,000,000 have been sold pursuant to this Agreement.”

c.	Section 4(cc) of the Agreement is hereby amended and restated as follows: “If, immediately prior to the third anniversary of the initial effective date of the Company’s shelf registration statement filed on Form S-3 (File No. 333-268150), relating to the Shares (the “Renewal Deadline”), any of the Shares remain unsold by the Agents, the Company shall prior to the Renewal Deadline (i) file, if it has not already done so (subject to subsections (a) and (b) of this Section 4), a new shelf registration statement relating to the Shares or a new shelf registration statement together with a new prospectus supplement relating to the Shares, in either case in a form satisfactory to the Agents, (ii) use its best efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline (if the Company is not then eligible to file an automatic shelf registration statement) and (iii) take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated herein and in the expired registration statement relating to the Shares. References herein to the Registration Statement relating to the Shares shall include any new shelf registration statement contemplated by this Section 4(cc) and references to the Prospectus Supplement relating to the Shares shall include any new prospectus supplement contemplated by this Section 4(cc).”

SECTION 2. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.

SECTION 3. Counterparts. This Amendment may be signed by the Parties in one or more counterparts which together shall constitute one and the same agreement among the Parties.

SECTION 4. Law; Construction. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 5.  Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Operating Partnership consent to the jurisdiction of such courts and personal service with respect thereto. The Company and the Operating Partnership hereby consent to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Amendment is brought by any third party against any Agent or any indemnified party. Each of the Agents and the Company and the Operating Partnership (on their behalf and, to the extent permitted by applicable law, on behalf of their stockholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Amendment. The Company and the Operating Partnership agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and the Operating Partnership and may be enforced in any other courts to the jurisdiction of which the Company and the Operating Partnership are or may be subject, by suit upon such judgment.

SECTION 6. Headings. The Section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of this Amendment.

SECTION 7. Successors and Assigns. This Amendment shall be binding upon each Party hereto and their successors and assigns and any successor or assign of any substantial portion of the Party’s respective businesses and/or assets.

[Signature Page Follows]

Very truly yours,

GLOBAL NET LEASE, INC.

By:	/s/ Christopher Masterson
Name:	Christopher Masterson
Title:	Chief Financial Officer, Treasurer and Secretary

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By:	Global Net Lease, Inc., its general partner

By:	/s/ Christopher Masterson
Name:	Christopher Masterson
Title:	Chief Financial Officer, Treasurer and Secretary

[Signature Page to Amendment No. 2 to Equity Distribution Agreement]

ACCEPTED as of the date first above written

BMO CAPITAL MARKETS CORP.

By:	/s/ Matthew Coley
Name: Matthew Coley
Title: Associate Director, Payments & Securities Operations

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: SMD & Co-Head of Investment Banking

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Michael Jones
Name: Michael Jones
Title: Director, Equity Capital Markets

LADENBURG THALMANN & CO. INC.

By:	/s/ Steve Kaplan
Name: Steve Kaplan
Title: Head of Capital Markets

BARCLAYS CAPITAL INC.

By:	/s/ Meghan Maher
Name: Meghan Maher
Title: Managing Director

[Signature Page to Amendment No. 2 to Equity Distribution Agreement]